UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GLOBAL INDEMNITY GROUP, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GLOBAL INDEMNITY GROUP, LLC

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 29, 2026

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement (this “Supplement”) dated May 22, 2026, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Global Indemnity Group, LLC (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2026, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the Company’s Annual Meeting of Stockholders to be held on June 10, 2026 (the “Annual Meeting”). The purpose of this Supplement is to provide information relating to recently announced changes to the Board. This Supplement should be read together with the Proxy Statement.

Director Appointment

As previously disclosed in the press release dated May 19, 2026, and the Current Report on Form 8-K filed by the Company with the SEC on May 22, 2026, the Company announced that the Board was expanded from seven to eight members and, pursuant to that certain Third Amended and Restated Limited Liability Company Agreement, dated January 16, 2025, as amended, of the Company (as amended, the “Third LLCA”), Michele Ann Colucci was appointed by the Class B Majority Shareholder (as defined below) to the Board to serve as a Designated Director (as defined below) effective as of May 18, 2026.

As previously disclosed, under the Third LLCA, the Class B Majority Shareholder is any person or group that, together with their respective affiliates, holds, beneficially or of record, (i) a majority of the outstanding Class B common shares of the Company and (ii) shares representing in the aggregate, at least twenty-five percent (25%) of the voting power of the Company’s outstanding voting shares. Fox Paine Capital Fund II International, L.P (the “Fox Paine Fund”) and Fox Mercury Investments LP (collectively with certain of its affiliates, the “FM Entities” and, together with the Fox Paine Fund and Fox Paine & Company, LLC, the “Fox Paine Entities”), are the sole Class B Majority Shareholder. Pursuant to Section 5.3 of the Third LLCA, the Class B Majority Shareholder is entitled, but is not obligated, to appoint certain directors of the Board (the “Designated Directors”).

On May 18, 2026, the Class B Majority Shareholder appointed Ms. Colucci to serve as a Designated Director for a term beginning on May 18, 2026 and continuing until December 31, 2026. Ms. Colucci is a party to an agreement with the Class B Majority Shareholder pursuant to which she became a director. Ms. Colucci is not subject to election by the Company’s shareholders. Other than as described herein, there are no arrangements or understandings between Ms. Colucci and any other person pursuant to which Ms. Colucci was selected as a director of the Company. Ms. Colucci’s committee appointments, if any, will be determined at a subsequent date.

Ms. Colucci is not party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. As a director, Ms. Colucci will be subject to the non-executive director compensation plan as described in the Proxy Statement. Ms. Colucci will not be party to any other material plan, contract or arrangement or any grant or award under any such plan, contract or arrangement in connection with her appointment.

Voting Matters

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked.